Freeport-McMoRan Issues Statement on
Government Declaration of National Emergency in Peru

PHOENIX, AZ, March 17, 2020 -- Freeport-McMoRan Inc. (NYSE: FCX) announced today that the Peruvian Government has issued a Supreme Decree and declaration of a National Emergency in its efforts to contain the outbreak of COVID-19. To comply with th Government’s requirements, Cerro Verde has temporarily transitioned to a care and maintenance status for a 15-day period which commenced on March 16, 2020. During this period, onsite personnel will be limited to critical activities necessary to maintain the facilities pending a return to normal operations.
Freeport-McMoRan owns 53.56% of Cerro Verde, which operates one of the world’s largest concentrating facilities near Arequipa, Peru. In 2019, Cerro Verde produced 1.0 billion pounds of copper and 29 million pounds of molybdenum.
Cerro Verde will work closely with Government authorities to be prepared to restart operations as soon as possible.
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world's largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru. Additional information about FCX is available on FCX's website at "fcx.com."
Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections or expectations relating to production activities and operating plans. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission (SEC).
Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.

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